Exhibit 99.1
Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-3431-5757

News Release

Media Contact	Investor Relations Contact
John Sahlberg	Wayne Rancourt
208-384-6451	208 384-6073

For Immediate Release: February 26, 2015

Boise Cascade Company Announces Steve Cooper Elected to its Board

BOISE, Idaho – Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced that Steven C. Cooper was elected to its Board of Directors (Board) on February 25, 2015.
Mr. Cooper is president and chief executive officer and a director of TrueBlue, Inc., a New York Stock Exchange listed company based in Tacoma, Washington. TrueBlue is one of the nation’s largest industrial staffing companies and a leading supplier of specialized workforce solutions to more than 130,000 businesses. TrueBlue has been recognized repeatedly as one of Forbes Magazine’s “Most Trustworthy Companies” for its corporate governance and accounting transparency. “Steve has extensive experience in strategic planning, operations, and accounting and will provide strong financial guidance as we continue to grow Boise Cascade,” commented Boise Cascade chairman, Duane McDougall. Mr. Cooper will serve on the Board’s Audit Committee.
Boise Cascade also announced that Matthew W. Norton will be resigning from Boise Cascade’s Board effective February 27, 2015. Mr. Norton is a director of Madison Dearborn Partners (MDP) which completed a leveraged buyout of the Company’s assets in October 2004 and subsequently exited its investment in early 2014. “Matt has been a great supporter of our Company, and he will be missed,” commented Mr. McDougall. “Matt was the last MDP employee on our Board, and I want to take this opportunity to thank MDP for being great partners and for their guidance and invaluable support in helping us through the housing downturn.”
Boise Cascade also announced that, effective March 7, 2015, Mr. McDougall will resign as chairman of the Board and Thomas E. Carlile, the Company’s current chief executive officer who will be retiring on March 6, 2015, will become chairman of the Board. “Duane has done a remarkable job of helping us become a public company and enabling us to take advantage of the housing recovery currently underway,” noted Mr. Carlile. “I am pleased that we will continue to benefit from his knowledge of our industry and our company since he will remain a director on our Board.”

About Boise Cascade
Boise Cascade is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.